EXHIBIT 23.1

              CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this registration statement on Form S-8, pertaining to the James River Corporation of Virginia 1996 Stock Incentive Plan, of our report dated January 25, 1996, except as to the information presented in Note 17, for which the date is January 30, 1996, on our audits of the consolidated financial statements of James River Corporation of Virginia and Subsidiaries ("James River") as of December 31, 1995, and December 25, 1994, and for each of the three fiscal years in the period ended December 31, 1995, which report is incorporated by reference in James River's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.




                             /s/ Coopers & Lybrand L.L.P.


Richmond, Virginia
April 3, 1996

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